Exhibit 27(k): Opinion and Consent of Counsel

VOYA LETTERHEAD

LAW & COMPLIANCE/PRODUCT FILING UNIT

ONE ORANGE WAY

WINDSOR, CT 06094-4774

TAMARA SAVERINE

VICE PRESIDENT, CHIEF COUNSEL

PHONE: (212) 309-8286 | EMAIL: TAMARA.SAVERINE@VOYA.COM

April 22, 2026

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Attention: Filing Desk

Re:	Voya Retirement Insurance and Annuity Company and its Variable Annuity Account C
Post-Effective Amendment No. 45 to Registration Statement on Form N-4
Prospectus Title: G™roup 403(b), 457 and HR10 Plans
File Nos.: 033-75974 and 811-02513

Voya Retirement Insurance and Annuity Company
Post-Effective Amendment No. 1 to Registration Statement on Form N-4
Prospectus Title: Group 403(b), 457 and HR10 Plans and Guaranteed Accumulation Account
File Nos.: 333-294112

Ladies and Gentlemen:

The undersigned serves as counsel to Voya Retirement Insurance and Annuity Company (the “Company”), a Connecticut life insurance company. It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed the Post-Effective Amendments to the above-referenced Registration Statements on Form N-4. This filing describes the Group 403(b), 457 and HR10 Plans Contract (the “Contract”) offered by the Company through its Variable Annuity Account C (the “Account”) and the Guaranteed Accumulation Account offered in conjunction with the Contract (the “GAA”). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

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1.	The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.

2.	The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Connecticut.

3.	The Contract, the interests in the Account and the interests in the GAA to be issued under the Contract have been duly authorized by the Company.

4.	The assets of the Account will be owned by the Company. Under Connecticut law and the provisions of the Contract, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

5.	The Contract provides that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Contract.

6.	The Contract, the interests in the Account and the interests in the GAA, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statements and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/Tamara Saverine
Tamara Saverine
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